EXHIBIT 10.5

SUPPLEMENTAL RETIREMENT PLAN FOR TEXTRON KEY EXECUTIVES ____________________ As Amended and Restated Effective January 3, 2010

DC: 2560614-6

Supplemental Retirement Plan
for Textron Key Executives

As Amended and Restated

Effective January 3, 2010

Table of Contents
Introduction		1

Article I—Definitions		2

1.01	Average Compensation	2
1.02	Beneficiary	2
1.03	Board	2
1.04	Change in Control	2
1.05	Compensation	3
1.06	IRC	4
1.07	Key Executive	4
1.08	Normal Form of Benefit	4
1.09	Participant	4
1.10	Pension Plan	4
1.11	Plan	5
1.12	Separation From Service	5
1.13	Surviving Spouse	5
1.14	Textron	5
1.15	Textron Company	5
1.16	Total Disability	5

Article II—Benefit		5

2.01	Target Benefit	5
2.02	Reductions in Target Benefit	5
2.03	Early Retirement Factors	6
2.04	Payment of Benefits	7
2.05	Pre-Pension Surviving Spouse Annuity	9
2.06	Administrative Adjustments in Payment Date	9
2.07	Distribution Upon Change in Control	9

Supplemental Retirement Plan for Textron Key Executives Amended and Restated January 3, 2010	Table of Contents Page i

Article III—Unfunded Plan		10

3.01	No Plan Assets	10
3.02	Top-Hat Plan Status	10
3.03	No Contributions	10

Article IV—Plan Administration		10

4.01	Plan Administrator’s Powers	10
4.02	Delegation of Administrative Authority	11
4.03	Tax Withholding	11
4.04	Use of Third Parties to Assist with Plan Administration	11
4.05	Proof of Right to Receive Benefits	11
4.06	Claims Procedure	12
4.07	Enforcement Following a Change in Control	13

Article V—Amendment and Termination		13

5.01	Amendment	13
5.02	Delegation of Amendment Authority	14
5.03	Termination	14
5.04	Distributions Upon Plan Termination	14

Article VI—Miscellaneous		14

6.01	Use of Masculine or Feminine Pronouns	14
6.02	Transferability of Plan Benefits	14
6.03	Section 409A Compliance	15
6.04	Controlling State Law	15
6.05	No Right to Employment	15
6.06	Additional Conditions Imposed	16

Supplemental Retirement Plan for Textron Key Executives Amended and Restated January 3, 2010	Table of Contents Page ii

Supplemental Retirement Plan
for Textron Key Executives

As Amended and Restated

Effective January 3, 2010

Introduction

The Supplemental Retirement Plan for Textron Key Executives (the “Plan”) is an unfunded, nonqualified deferred compensation arrangement.  The Plan provides supplemental retirement benefits for designated Key Executives of Textron and its affiliates.  The Plan has been amended from time to time since the previous restatement.  This restatement of the Plan reflects all amendments that are effective through the date of this restatement.

Appendix A of the Plan sets forth the provisions of the Plan as in effect on October 3, 2004, when IRC Section 409A was enacted as part of the American Jobs Creation Act of 2004.  Supplemental retirement benefits that were earned and vested (within the meaning of IRC Section 409A) before January 1, 2005, and any subsequent increase that is permitted to be included in these amounts under IRC Section 409A, are calculated and paid solely as provided in Appendix A, and are not subject to any other provisions of the Supplemental Retirement Plan for Textron Key Executives.

Supplemental retirement benefits that were earned or vested after 2004 and before January 1, 2008, are subject to the provisions of IRC Section 409A.  These supplemental retirement benefits are paid exclusively as provided in the Supplemental Retirement Plan for Textron Key Executives (not including any appendix to the Plan).  Although the provisions of the Supplemental Retirement Plan for Textron Key Executives generally are effective as of January 1, 2009, the provisions that govern the distribution of benefits earned or vested after 2004 under the Plan are effective as of January 1, 2005, and the amended definition of “Compensation” is effective as of January 1, 2007.

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Article I—Definitions

Whenever used in this document, the following terms shall have the meanings set forth in this Article unless a contrary or different meaning is expressly provided:

1.01
“Average Compensation” means the average of a Participant’s Compensation during the five consecutive years in which the Compensation is highest, determined using the same averaging methodology that is used to determine “Compensation Base” in Addendum A of the Textron Master Retirement Plan.

1.02
“Beneficiary” means the person who is entitled under this Plan to receive a payment that would have been made to a Participant or Surviving Spouse during his or her lifetime, if the Participant or Surviving Spouse dies before the payment is made.

1.03	“Board” means the Board of Directors of Textron.

1.04	“Change in Control” means, for any Participant who was not an employee of a Textron Company on December 31, 2007:

(a)
any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”) and of IRC Section 409A) other than Textron, any trustee or other fiduciary holding Textron common stock under an employee benefit plan of Textron or a related company, or any corporation which is owned, directly or indirectly, by the stockholders of Textron in substantially similar proportions as their ownership of Textron common stock

(1)
becomes (other than by acquisition from Textron or a related company) the “beneficial owner” (as defined in Rule 13d-3 under the Act) of stock of Textron that, together with other stock held by such person or group, possesses more than 50% of the combined voting power of Textron’s then-outstanding voting stock, or

(2)
acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) beneficial ownership of stock of Textron possessing more than 30% of the combined voting power of Textron's then-outstanding stock, or

(3)	acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) all or substantially all of the total gross fair market value of all of the

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assets of Textron immediately prior to such acquisition or acquisitions (where gross fair market value is determined without regard to any associated liabilities); or

(b)
a merger or consolidation of Textron with any other corporation occurs, other than a merger or consolidation that would result in the voting securities of Textron outstanding immediately before the merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of Textron or such surviving entity outstanding immediately after such merger or consolidation, or

(c)
during any 12-month period, a majority of the members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of their appointment or election.

Each of the events described above will be treated as a “Change in Control” only to the extent that it is a change in ownership, change in effective control, or change in the ownership of a substantial portion of Textron’s assets within the meaning of IRC Section 409A.

For any Participant who was an employee of a Textron Company on December 31, 2007, the definition set forth above in this Section 1.04 shall be used to determine whether an event is a “Change in Control” to the extent that the event would alter the time or form of payment of the Participant’s benefit.  To the extent that the event would cause any change in the Participant’s rights under the Plan that does not affect the status of the Participant’s benefit under IRC Section 409A (including, but not limited to, the enhancement or accelerated vesting of the Participant’s benefit, or restrictions on amendments to the Plan), the definition set forth in Section 5.04 of Appendix A shall be used to determine whether the event is a “Change in Control.”

1.05	“Compensation” means a Participant’s annual compensation determined as follows:

(a)
For years after 2006, Compensation means eligible annual compensation as defined under the current benefit formula in the tax-qualified Pension Plan that covers the Participant, without regard to the statutory limits in IRC Section 401(a)(17) and IRC Section 415, subject to the modifications described in this Section 1.05(a).  For any executive who was first awarded performance share units before October 27, 1999, Compensation shall include payments made under performance share units (regardless of when the units are awarded); but Compensation shall not include amounts

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attributable to performance share units for any executive who was first awarded performance share units after October 26, 1999.  Compensation shall include a Participant’s elective deferrals under the Deferred Income Plan for Textron Key Executives, the Textron Deferred Income Plan for Executives, and the Deferred Income Plan for Textron Executives (and, if applicable, shall also include the automatic deferral of a Participant’s performance share units or annual incentive bonus exceeding 100% of the target bonus), but only to the extent that these amounts would have been included in Compensation if they had not been deferred.

(b)	For any individual who participated in the Plan before 2007, Compensation for each year before 2007 shall be determined under Section 1.04 of Appendix A.

(c)
If a year before 2007 is included in the Participant’s Compensation Base under the Plan, and the Participant did not participate in the Plan before 2007, Compensation for that year shall be determined as provided in Section 1.05(a), above.

1.06	“IRC” means the Internal Revenue Code of 1986, as amended. References to any section of the Internal Revenue Code shall include any final regulations interpreting that section.

1.07	“Key Executive” means an employee of a Textron Company who has been and continues to be designated as a Key Executive by Textron’s Chief Executive Officer and Chief Human Resources Officer.

1.08
“Normal Form of Benefit” means (a) a single life annuity for the life of the Participant, in the case of a Key Executive who became a Participant on or after July 23, 1998, and (b) a joint and 50% survivor annuity, in the case of a Key Executive who became a Participant before July 23, 1998.

1.09
“Participant” means a Key Executive selected by Textron’s Chief Executive Officer (or, in the case of the Chief Executive Officer, selected by the Organization and Compensation Committee of the Board) for participation in this Plan.

1.10
“Pension Plan” means a tax-qualified or nonqualified defined benefit plan maintained by a Textron Company (including any predecessor plans, but excluding this Plan) in which the Key Executive has participated.  “Pension Plan” includes, but is not limited to, the Bell Helicopter Textron Retirement Plan (part of the Bell Helicopter Textron Master Retirement Plan), the Textron Pension Plan (Addendum A to the Textron Master Retirement Plan), and the Textron Spillover Pension Plan.

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1.11	“Plan” means this Supplemental Retirement Plan for Textron Key Executives, as amended and restated from time to time.

1.12
“Separation From Service” means a Participant’s termination of employment with all Textron Companies, other than by reason of death or Total Disability, that qualifies as a “separation from service” for purposes of IRC Section 409A.

1.13
“Surviving Spouse” means the person to whom a Participant is married (in a marriage recognized under federal law) on the day of the Participant’s death while active or on the dates of the Participant’s retirement and death.

1.14	“Textron” means Textron Inc., a Delaware corporation, and any successor of Textron Inc.

1.15	“Textron Company” means Textron or any company controlled by or under common control with Textron within the meaning of IRC Section 414(b) or (c).

1.16
“Total Disability” means physical or mental incapacity of a Participant who is employed by a Textron Company on the disability date, if the incapacity (a) enables the Participant to receive disability benefits under the Federal Social Security Act, and (b) also qualifies as a “disability” for purposes of IRC Section 409A(a)(2)(C).

Article II—Benefit

2.01
Target Benefit.  Subject to Sections 2.02 and 2.03, the maximum benefit provided to a Participant who qualifies for benefits under this Plan is an annuity commencing upon Separation From Service or Total Disability equal to 50% of Average Compensation (the “Target Benefit”) less the offsets and adjusted by the Early Retirement Factors as set out below.

2.02	Reductions in Target Benefit.

(a)
Prior Employers’ Plans.  The Target Benefit shall be reduced by the monthly amount of any tax-qualified or nonqualified defined benefit payable to the Participant as a single life annuity at age 65 from a plan or arrangement sponsored by a prior employer other than a Textron Company.  The monthly benefit payable under a prior employer plan shall be converted, if necessary, to a single life annuity commencing at age 65, using the actuarial assumptions or factors specified in the prior employer plan (or, if no conversion basis is available from the prior employer, using comparable actuarial assumptions or factors from Addendum A of the Textron Master Retirement Plan).  It shall be the obligation of each Participant to disclose to Textron, before the Participant’s Separation

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From Service, any amounts that might be used under this section to reduce the benefits provided by this Plan.  Such disclosure shall include information on annuity payments and lump-sum cash payments from other plans.

(b)
Early Retirement Factors.  The net Target Benefit after reduction for benefits provided under any prior employer plans shall then be multiplied by the Early Retirement Factor as set out in Section 2.03 below.

(c)
Pension Plans.  The product of the net Target Benefit times the Early Retirement Factor shall then be reduced by any and all amounts payable to the Participant upon Separation From Service or Total Disability under any qualified or nonqualified Pension Plan.  For purposes of the preceding sentence, the calculation shall be performed assuming that all benefits under this Plan and under any qualified or nonqualified Pension Plan commence on the first day of the month following the Participant’s Separation From Service or Total Disability, even if the commencement of the benefit is delayed by the Participant’s election or by the terms of the plan.  The reduction shall be based on a benefit under each Pension Plan that is payable in the same form as the Participant’s Normal Form of benefit under this Plan; and the benefit under each Pension Plan shall be converted to that form and, if applicable, reduced for early commencement based on the actuarial assumptions and factors used in the Pension Plan.  In the case of any Pension Plan that is part of the Textron Retirement Program, which is a tax-qualified floor-offset arrangement, the reduction in the net Target Benefit under this Plan shall be determined without taking into account any offset in the Pension Plan benefit for the value of the Participant’s account under the Textron Inc. Retirement Account Plan.

2.03
Early Retirement Factors.  The Participant’s benefits under this Plan shall be based on the Participant’s age at Separation From Service, Total Disability, or death, in accordance with the following schedule:

Age at Retirement	Early Retirement Factors
65	100%

64	90%

63	80%

62	70%

61	60%

60	50%

Less Than 60	0%

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The Organization and Compensation Committee of the Board shall, in its sole discretion, have the authority to provide a Participant with an enhanced benefit pursuant to a separate written agreement.

2.04	Payment of Benefits.

(a)
Benefit Commencement Date.  Any benefit to which a Participant is entitled under the Plan shall be paid in the Normal Form of Benefit, or in an actuarially equivalent life annuity elected by the Participant pursuant to subsection (e), below.  The Participant’s benefit shall be calculated as if it commenced on the first day of the month following the Participant’s Separation From Service or Total Disability.

(b)
Six-Month Delay.  In the case of a benefit payable upon Separation From Service, the benefit shall commence on the first day of the seventh month following the Participant’s Separation From Service, and any monthly payments that would have been due during the intervening six months shall be paid in a lump sum, without interest, on the first day of the seventh month after the Participant’s Separation From Service.  The Participant may designate a Beneficiary to receive the payments for the months before the Participant’s death in the event of the Participant’s death after Separation From Service and before the expiration of the six-month delay.

(c)
Disability Benefits.  In the case of a benefit payable upon Total Disability, the benefit shall commence on the first day of the month following the later of the Participant’s Total Disability or attainment of age 65.

(d)
Form of Payment.  Any form of benefit payable other than the Normal Form of Benefit shall be the actuarial equivalent of the Normal Form of Benefit, calculated using the actuarial assumptions and factors in the Textron Master Retirement Plan.  For any individual who becomes a Participant after July 23, 1998, benefit payments under the Plan will be reduced if the Participant elects a 50%, 75%, or 100% joint and survivor benefit or joint and surviving spouse benefit.  The joint and survivor factors are the same factors provided by Addendum A of the Textron Master Retirement Plan.

(e)
Payment Election.  A Participant who wishes to elect a form of payment other than the Normal Form of Benefit must complete and return a written distribution election form acceptable to Textron before the Participant’s Separation From Service or Total Disability.  Subject to the spousal consent requirement in subsection (f), below, the Participant may elect any actuarially equivalent life annuity (within the meaning of IRC Section 409A) that is available under Addendum A of the Textron Master

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Retirement Plan at the Participant’s benefit commencement date under this Plan, regardless of whether the Participant participates in Addendum A or elects the same form of payment under Addendum A.

(f)
Spousal Consent.  For any individual who becomes a Participant after July 23, 1998, if the Participant is married when he or she makes a distribution election (including a change in a prior distribution election), the Participant must have the written consent of his or her spouse in order to elect any form of payment other than a joint and 50% surviving spouse annuity.  If the Participant marries or re-marries after the date of the distribution election, the Participant shall automatically receive an actuarially equivalent joint and 50% surviving spouse annuity unless his or her current spouse consents in writing to a different form of distribution.

(g)	Spillover Pension Plan.

(i)
If a Participant in this Plan is entitled to receive a retirement benefit or pre-pension surviving spouse annuity under the Textron Spillover Pension Plan or any other nonqualified Pension Plan that would be subtracted from the Participant’s benefit under Section 2.02(c) of this Plan, the amount of the benefit shall be calculated under the Textron Spillover Pension Plan (or other nonqualified Pension Plan), but the benefit shall be paid exclusively at the time and in the form provided under this Plan, as if the other plan’s benefit were part of the Participant’s benefit under this Plan.  The preceding sentence shall apply even if the Participant is not otherwise eligible to receive any retirement benefit or pre-pension surviving spouse annuity under this Plan (for example, because he retired before his benefit under this Plan vested or because his benefit under this Plan is fully offset by his Pension Plan benefits).

(ii)
If a Participant’s Separation From Service, Total Disability, or death occurs before the earliest date on which he would be entitled to a benefit under this Plan, his retirement benefit under the Textron Spillover Pension Plan or other nonqualified Pension Plan shall commence on the Participant’s earliest retirement date under this Plan, as if he had retired on that date.  In the case of a Separation From Service, the retirement benefit under the Textron Spillover Pension Plan or other nonqualified Pension Plan shall be subject to the six-month delay in subsection (b).  The retirement benefit under the Textron Spillover Pension Plan or other nonqualified Pension Plan shall be actuarially adjusted, using the actuarial assumptions and factors in the other plan, to reflect the actual commencement date under this Plan.

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(iii)
If a Participant is entitled to a death benefit or other benefit under the Textron Spillover Pension Plan or other nonqualified Pension Plan that is not provided under this Plan and that would not in any circumstance be subtracted from the Participant’s benefit under Section 2.02(c) of this Plan, the benefit shall be paid as provided in the Textron Spillover Pension Plan or other nonqualified Pension Plan.

2.05
Pre-Pension Surviving Spouse Annuity.  If a Participant dies after age 60 and prior to benefit commencement under this Plan, the Participant’s Surviving Spouse will receive an annuity equal to the amount the spouse would have received if the Participant had requested a joint and 50% surviving spouse annuity and had retired the day before he died.  The pre-pension surviving spouse annuity payable under this section shall commence on the first business day of the first month that begins at least 90 days after the Participant’s death.

2.06
Administrative Adjustments in Payment Date.  A payment is treated as being made on the date when it is due under the Plan if the payment is made on the due date specified by the Plan, or on a later date that is either (a) in the same calendar year (for a payment whose specified due date is on or before September 30), or (b) by the 15th day of the third calendar month following the date specified by the Plan (for a payment whose specified due date is on or after October 1).  A payment also is treated as being made on the date when it is due under the Plan if the payment is made not more than 30 days before the due date specified by the Plan, provided that the payment is not made earlier than six months after the Participant’s Separation From Service.  A Participant may not, directly or indirectly, designate the taxable year of a payment made in reliance on the administrative rules in this Section 2.06.

2.07	Distribution Upon Change in Control.

(a)
Benefit Enhancement.  If the Participant’s Separation From Service, Total Disability, or death occurs after a Change in Control, the Participant shall, in lieu of the benefit payable under the preceding sections of this Article II, receive a benefit equal to the actuarial present value at Separation From Service, Total Disability, or death of the benefit the Participant would have received had the Participant terminated employment at age 65, based upon the Participant’s Average Compensation as of the date of Separation From Service, Total Disability, or death.  The present value shall be determined using the 1994 Group Annuity Reserving Table (unisex) based on a blend of 50% of the male mortality rates and 50% of the female mortality rates and an interest rate of 7%.  Any pre-pension surviving spouse annuity or pre-pension survivor annuity payable upon the Participant’s death after a Change in Control shall be based on the Participant’s enhanced benefit calculated under this subsection.

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(b)
Distribution.  If the Participant’s Separation From Service, Total Disability, or death occurs within 24 months after the Change in Control, and if the Change in Control also qualifies as a “change in control” under IRC Section 409A, the enhanced benefit shall be paid in a lump sum.  If the Participant’s Separation From Service, Total Disability, or death occurs more than 24 months after the Change in Control, or if the Change in Control does not qualify as a “change in control” under IRC Section 409A, the enhanced benefit shall be paid in the Normal Form or as an actuarially equivalent life annuity elected by the Participant.  In either case, the enhanced benefit shall commence (or, in the case of a lump sum, shall be paid) on the applicable benefit commencement date specified in Section 2.04 or Section 2.05.

Article III—Unfunded Plan

3.01
No Plan Assets.  Benefits to be provided under this Plan are unfunded obligations of Textron.  Nothing contained in this Plan shall require Textron to segregate any monies from its general funds, to create any trust, to make any special deposits, or to purchase any policies of insurance with respect to such obligations.  If Textron elects to purchase individual policies of insurance on one or more of the Participants to help finance its obligations under this Plan, such individual policies and the proceeds therefrom shall at all times remain the sole property of Textron and neither the Participants whose lives are insured nor their Surviving Spouses or Beneficiaries shall have any ownership rights in such policies of insurance.

3.02
Top-Hat Plan Status.  The Plan is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

3.03	No Contributions. No Participant shall be required or permitted to make contributions to this Plan.

Article IV—Plan Administration

4.01
Plan Administrator’s Powers.  Textron shall have all such powers as may be necessary to carry out the provisions hereof.  Textron may from time to time establish rules for the administration of this Plan and the transaction of its business. Subject to Section 4.06, any actions by Textron shall be final, conclusive and binding on each Participant and all persons claiming by, through or under any Participant.  Textron (and any person or persons to whom it delegates any of its authority as plan administrator) shall have discretionary

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authority to determine eligibility for Plan benefits, to construe the terms of the Plan, and to determine all questions arising in the administration of the Plan.  The Board may exercise Textron’s authority as plan administrator, and the authority to administer the Plan may be delegated as provided in Section 4.02.  The Organization and Compensation Committee of the Board shall render all decisions under this Plan (including participation, Plan benefits, and benefit distributions) affecting Textron’s Chief Executive Officer.

4.02
Delegation of Administrative Authority.  The Board may, to the extent permitted by applicable law, make a non-exclusive written delegation of the authority to administer the Plan to a committee of the Board or to one or more officers of Textron.  The Board may, to the extent permitted by applicable law, authorize a committee of the Board or officer of Textron to make a further delegation of the authority to administer the Plan.

4.03
Tax Withholding.  Textron may withhold from benefits paid under this Plan any taxes or other amounts required by law to be withheld.  Textron may deduct from the undistributed portion of a Participant’s benefit any employment tax that Textron reasonably determines to be due with respect to the benefit under the Federal Insurance Contributions Act (FICA), and an amount sufficient to pay the income tax withholding related to such FICA tax.  Alternatively, Textron may require the Participant or Beneficiary to remit to Textron or its designee an amount sufficient to satisfy any applicable federal, state, and local income and employment tax with respect to the Participant’s benefit.  The Participant or Beneficiary shall remain responsible at all times for paying any federal, state, or local income or employment tax with respect to any benefit under this Plan.  In no event shall Textron or any employee or agent of Textron be liable for any interest or penalty that a Participant or Beneficiary incurs by failing to make timely payments of tax.

4.04
Use of Third Parties to Assist with Plan Administration.  Textron may employ or engage such agents, accountants, actuaries, counsel, other experts and other persons as it deems necessary or desirable in connection with the interpretation and administration of this Plan.  Textron and its committees, officers, directors and employees shall not be liable for any action taken, suffered or omitted by them in good faith in reliance upon the advice or opinion of any such agent, accountant, actuary, counsel or other expert.  All action so taken, suffered or omitted shall be conclusive upon each of them and upon all other persons interested in this Plan.

4.05
Proof of Right to Receive Benefits.  Textron may require proof of death or Total Disability of any Participant, former Participant, Surviving Spouse, or Beneficiary and evidence of the right of any person to receive any Plan benefit.

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4.06
Claims Procedure. A Participant, Surviving Spouse, or Beneficiary who believes that he is being denied a benefit to which he is entitled under the Plan (referred to in this Section 4.06 as a “Claimant”) may file a written request with Textron setting forth the claim.  Textron (or the Organization and Compensation Committee of the Board, in the case of a claim involving Textron’s Chief Executive Officer) shall consider and resolve the claim as set forth below.

(a)
Time for Response.  Upon receipt of a claim, Textron shall advise the Claimant that a response will be forthcoming within 90 days.  Textron may, however, extend the response period for up to an additional 90 days for reasonable cause, and shall notify the Claimant of the reason for the extension and the expected response date.  Textron shall respond to the claim within the specified period.

(b)
Denial.  If the claim is denied in whole or part, Textron shall provide the Claimant with a written decision, using language calculated to be understood by the Claimant, setting forth (1) the specific reason or reasons for such denial; (2) the specific reference to relevant provisions of this Plan on which such denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary; (4) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; (5) the time limits for requesting a review of the claim; and (6) the Claimant’s right to bring an action for benefits under Section 502(a) of ERISA.

(c)
Request for Review.  Within 60 days after the Claimant’s receipt of the written decision denying the claim in whole or in part, the Claimant may request in writing that Textron review the determination.  The Claimant or his duly authorized representative may, but need not, review the relevant documents and submit issues and comment in writing for consideration by Textron.  If the Claimant does not request a review of the initial determination within such 60-day period, the Claimant shall be barred from challenging the determination.

(d)
Review of Initial Determination.  Within 60 days after the Committee receives a request for review, it will review the initial determination.  If special circumstances require that the 60-day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

(e)
Decision on Review. All decisions on review shall be final and binding with respect to all concerned parties.  The decision on review shall set forth, in a manner calculated to be understood by the Claimant, (1) the

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specific reasons for the decision, shall including references to the relevant Plan provisions upon which the decision is based; (2) the Claimant’s right to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information, relevant to his benefits; and (3) the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

4.07
Enforcement Following a Change in Control.  If, after a Change in Control, any claim is made or any litigation is brought by a Participant, Surviving Spouse, or Beneficiary to enforce or interpret any provision contained in this Plan, Textron and the “person” or “group” described in Section 1.04 shall be liable, jointly and severally, to reimburse the Participant, Surviving Spouse, or Beneficiary for the Participant’s, Surviving Spouse’s, or Beneficiary’s reasonable attorney’s fees and costs incurred during the Participant’s, Surviving Spouse’s, or Beneficiary’s lifetime in pursuing any such claim or litigation, and to pay prejudgment interest at the Prime Rate as quoted in the Money Rates section of The Wall Street Journal on any money award or judgment obtained by the Participant, Surviving Spouse, or Beneficiary, payable at the same time as the underlying award or judgment.  Any reimbursement pursuant to the preceding sentence shall be paid to the Participant no earlier than six months after the Participant’s Separation From Service, and shall be paid to the Participant, Surviving Spouse, or Beneficiary no later than the end of the calendar year following the year in which the expense was incurred.  The reimbursement shall not be subject to liquidation or exchange for another benefit, and the amount of reimbursable expense incurred in one year shall not affect the amount of reimbursement available in another year.

Article V—Amendment and Termination

5.01
Amendment. Subject to subsections (a) and (b), below, the Board shall have the right to amend, modify, or suspend this Plan at any time by written resolution or other formal acdtion reflected in writing.

(a)
No amendment, modification, or suspension shall reduce a Participant’s accrued benefit as determined under Article II immediately before the effective date of the amendment, modification, or suspension.

(b)	Following a Change in Control, no amendment, modification, or suspension shall be made that directly or indirectly reduces any right or benefit provided upon a Change in Control.

An amendment to a Pension Plan that affects the benefits provided under this Plan shall not be deemed to be an amendment to this Plan, and shall not be subject to the restrictions in subsections (a) and (b), provided that the amendment to the

Supplemental Retirement Plan for Textron Key Executives Amended and Restated January 3, 2010	Page 13

Pension Plan applies to a broad cross-section of participants in the Pension Plan, and not only or primarily to Participants in this Plan.

5.02
Delegation of Amendment Authority.  The Board may, to the extent permitted by applicable law, make a non-exclusive written delegation of the authority to amend the Plan to a committee of the Board or to one or more officers of Textron.  The Board may, to the extent permitted by applicable law, authorize a committee of the Board to make a further delegation of the authority to amend the Plan.

5.03
Termination.  The Board shall have the right to terminate this Plan at any time before a Change in Control by written resolution.  No termination of the Plan shall reduce a Participant’s accrued benefit as determined under Article II immediately before the effective date of the termination.

5.04
Distributions Upon Plan Termination.  Upon the termination of the Plan by the Board with respect to all Participants, and termination of all arrangements sponsored by any Textron Company that would be aggregated with the Plan under IRC Section 409A, Textron shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to pay the Participant’s vested benefit in a lump sum, to the extent permitted under IRC Section 409A.  All payments that may be made pursuant to this Section 5.04 shall be made no earlier than the thirteenth month and no later than the twenty-fourth month after the termination of the Plan.  Textron may not accelerate payments pursuant to this Section 5.04 if the termination of the Plan is proximate to a downturn in Textron’s financial health.  If Textron exercises its discretion to accelerate payments under this Section 5.04, it shall not adopt any new arrangement that would have been aggregated with the Plan under IRC Section 409A within three years following the date of the Plan’s termination.

Article VI—Miscellaneous

6.01
Use of Masculine or Feminine Pronouns.  Unless a contrary or different meaning is expressly provided, each use in this Plan of the masculine or feminine gender shall include the other and each use of the singular number shall include the plural.

6.02	Transferability of Plan Benefits.

(a)
Textron shall recognize the right of an alternate payee named in a domestic relations order to receive all or a portion of a Participant’s benefit under the Plan, provided that (1) the domestic relations order would be a “qualified domestic relations order” within the meaning of IRC Section 414(p) of the Code if IRC Section 414(p) were applicable to the Plan (except that the order may require payment to be made to the alternate payee before the Participant’s earliest retirement age), (2) the

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domestic relations order does not purport to give the alternate payee any right to assets of any Textron Company, and (3) the domestic relations order does not purport to allow the alternate payee to defer payments beyond the date when the benefits assigned to the alternate payee would have been paid to the Participant.

(b)
Except as provided in subsection (a) concerning domestic relations orders, no amount payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance of any kind to the extent that the assignment or other action would cause the amount to be included in the Participant’s gross income or treated as a distribution for federal income tax purposes.  A Participant may, with the written approval of Textron, make an assignment of a benefit for estate planning or similar purposes if the assignment does not cause the amount to be included in the Participant’s gross income or treated as a distribution for federal income tax purposes.  Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit, whether presently or subsequently payable, shall be void unless so approved.  Except as required by law, no benefit payable under this Plan shall in any manner be subject to garnishment, attachment, execution or other legal process, or be liable for or subject to the debts or liability of any Participant, Surviving Spouse, or Beneficiary.

6.03
Section 409A Compliance.  The Plan is intended to comply with IRC Section 409A and should be interpreted accordingly.  Any distribution election that would not comply with IRC Section 409A is not effective.  To the extent that a provision of this Plan does not comply with IRC Section 409A, such provision shall be void and without effect.  Textron does not warrant that the Plan will comply with IRC Section 409A with respect to any Participant or with respect to any payment, however.  In no event shall any Textron Company; any director, officer, or employee of a Textron Company (other than the Participant); or any member of Textron be liable for any additional tax, interest, or penalty incurred by a Participant or Beneficiary as a result of the Plan’s failure to satisfy the requirements of IRC Section 409A, or as a result of the Plan’s failure to satisfy any other requirements of applicable tax laws.

6.04	Controlling State Law. This Plan shall be construed in accordance with the laws of the State of Delaware.

6.05
No Right to Employment.  Nothing contained in this Plan shall be construed as a contract of employment between any Participant and any Textron Company, or to suggest or create a right in any Participant of continued employment at any Textron Company.

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6.06
Additional Conditions Imposed.  Textron (through the Organization and Compensation Committee of the Board), the Chief Executive Officer, and the Chief Human Resources Officer may impose such other lawful terms and conditions on participation in this Plan as deemed desirable.

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SUPPLEMENTAL RETIREMENT PLAN
FOR TEXTRON KEY EXECUTIVES
____________________________
APPENDIX A
____________________________
Provisions of the
Supplemental Retirement Plan
for Textron Key Executives
(As in effect before January 1, 2008)

DC: 2561101-3

Supplemental Retirement Plan
for Textron Key Executives
Appendix A — Prior Plan Provisions

Table of Contents

Introduction		2

Article I—Definitions		3
1.01	Beneficiary	3
1.02	Board	3
1.03	Compensation	3
1.04	Key Executive	3
1.05	Normal Form of Benefit	3
1.06	Participant	3
1.07	Pension Plan	3
1.08	Plan	3
1.09	Surviving Spouse	4
1.10	Textron	4
1.11	Textron Company	4

Article II—Benefit		4

Article III—Unfunded Plan		5

Article IV—Plan Administration		6

Article V—Miscellaneous		7

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Supplemental Retirement Plan
for Textron Key Executives
Appendix A — Prior Plan Provisions

Introduction

The Supplemental Retirement Plan for Textron Key Executives (the “Plan”) is an unfunded, nonqualified deferred compensation arrangement.  The Plan provides supplemental retirement benefits for designated Key Executives of Textron and its affiliates.  The Plan was amended and restated, effective as of January 1, 2008, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“IRC”).  This restatement of the Plan reflects all amendments that were effective through January 3, 2010.

A.	Key Executive Protected Benefits (Earned and Vested Before 2005)

The portion of Appendix A that follows this Introduction sets forth the provisions of the Plan as in effect on October 3, 2004, when IRC Section 409A was enacted as part of the American Jobs Creation Act of 2004.  Key Executives’ supplemental retirement benefits that were earned and vested (within the meaning of IRC Section 409A) before January 1, 2005, and any subsequent increase that is permitted to be included in these amounts under IRC Section 409A, (“Key Executive Protected Benefits”), are calculated and paid solely as provided in Appendix A, and are not subject to any other provisions of the Supplemental Retirement Plan for Textron Key Executives.

The Key Executive Protected Benefits are not intended to be subject to IRC Section 409A.  No amendment to this Appendix A that would constitute a “material modification” for purposes of IRC Section 409A shall be effective unless the amending instrument states that it is intended to materially modify Appendix A and to cause the Key Executive Protected Benefits to become subject to IRC Section 409A.  Although the Key Executive Protected Benefits are not intended to be subject to IRC Section 409A, no Textron Company (nor any director, officer, or other representative of a Textron Company) shall be liable for any adverse tax consequence suffered by a Participant, Surviving Spouse, or Beneficiary if a Key Executive Protected Benefit becomes subject to IRC Section 409A.

B.	Benefits Subject To Section 409A (Earned or Vested From 2005 Through 2007)

Supplemental retirement benefits that were earned by Key Executives after 2004, and Supplemental retirement benefits that became vested after 2004, are subject to the provisions of IRC Section 409A.  To the extent that these benefits were earned under the Plan before January 1, 2008, the benefits shall be calculated under the prior Plan

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provisions set forth in this Appendix A.  However, any benefits earned or vested under the Plan after 2004 shall be paid exclusively as provided in the Supplemental Retirement Plan for Textron Key Executives (not including this Appendix A), and shall not be subject to any provision of Appendix A that relates to the payment or distribution of benefits.  Although the provisions of the Supplemental Retirement Plan for Textron Key Executives generally are effective as of January 1, 2008, the provisions that govern the distribution of benefits earned or vested after 2004 under the prior Plan provisions are effective as of January 1, 2005.

Article I—Definitions

Whenever used in this document, the following terms shall have the meanings set forth in this Article unless a contrary or different meaning is expressly provided:

1.01	“Beneficiary” means the person or persons entitled under this Plan to receive Plan benefits after a Participant’s death.

1.02	“Board” means the Board of Directors of Textron.

1.03
“Compensation” means base salary, accrued annual incentive compensation, performance units, and performance share units, whether or not deferred under the Deferred Income Plan for Textron Key Executives or Textron Deferred Income Plan for Executives.  However, for any Key Executive who is first awarded performance share units after October 26, 1999, performance share units shall not be included in Compensation.  Compensation does not include awards under the Supplemental Bonus Plan for Textron Financial Corporation Executives or the Textron Quality Management Plan.  “Average Compensation” means the average of a Participant’s Compensation during the five consecutive years in which the Compensation is highest.

1.04	“Key Executive” means an employee of a Textron Company who has been and continues to be designated as a Key Executive by Textron’s Chief Executive Officer and Chief Human Resources Officer.

1.05
“Normal Form of Benefit” means a life annuity unless the Participant was designated a Participant in this Plan prior to July 23, 1998, in which case the Normal Form of Benefit shall be a Joint and 50% Survivor annuity.

1.06	“Participant” means a Key Executive selected by Textron’s Chief Executive Officer for participation in this Plan.

1.07	“Pension Plan” means the Bell Helicopter Textron Retirement Plan, the Textron Master Retirement Plan, or an included plan.

1.08	“Plan” means this Restated Supplemental Retirement Plan for Textron Key Executives, as amended and restated from time to time.

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1.09	“Surviving Spouse” means a Participant’s spouse who is married to the Participant on the day of the Participant’s death while active or on the dates of the Participant’s retirement and death.

1.10	“Textron” means Textron Inc., a Delaware corporation, and any successor of Textron Inc.

1.11	“Textron Company” means Textron or any company controlled by or under common control with Textron.

Article II—Benefit

2.01
Subject to Sections 2.02 and 2.03, the maximum benefit provided to Participants who qualify for benefits under this Plan is an annuity commencing upon retirement equal to 50% of Average Compensation (the “Target Benefit”) less the offsets and adjusted by the Early Retirement Factors as set out below.

2.02
The Target Benefit shall be reduced by any nonqualified or qualified pension plan benefits payable at age 65 from a prior employer other than a Textron employer.  The reduction for any prior employer plans shall be the actuarial equivalent of a life annuity.  The net Target Benefit after reduction for any prior employer plans shall then be multiplied by the Early Retirement Factor as set out in Section 2.03 below.  The product of the net Target Benefit times the Early Retirement Factor shall then be reduced by any and all amounts payable to the Participant at the time of retirement under any qualified or nonqualified Pension Plan.  The reduction for all Pension Plans shall be a Normal Form of Benefit based on the tables in the Pension Plan.  It shall be the obligation of each Participant to disclose to Textron any amounts that might be used under this section to reduce the benefits provided by this Plan.  Such disclosure shall include information on annuity payments and lump-sum cash payments from other plans.

2.03	The Participant’s benefits under this Plan shall be based on the Participant’s age at retirement (including death or disability) in accordance with the following schedule:

Age at Retirement	Early Retirement Factors
65	100%

64	90

63	80

62	70

61	60

60	50

Less Than 60	0

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The Organization and Compensation Committee of the Board shall, in its sole discretion, have the authority to provide a Participant with an enhanced benefit.

2.04
The Normal Form of Benefit shall be a life annuity unless the Participant was designated a Participant in this Plan prior to July 23, 1998, in which case the Normal Form of Benefit shall be a Joint and 50% Survivor annuity.  The payment of any benefit under Section 2.01 shall be paid in the Normal Form of Benefit or otherwise as determined by Textron’s Chief Executive Officer in his sole discretion after considering any form of payment requested by the Participant, Surviving Spouse, or other Beneficiary entitled to receive the benefits.  Any form of benefit payable other than the Normal Form shall be the actuarial equivalent of the Normal Form using the factors in the Textron Master Retirement Plan.  For any individual who becomes a Participant after July 23, 1998, their benefit payments will be reduced if they elect a 50% or a 100% Joint and Survivor Benefit.  The Joint and Survivor factors are the same factors provided by the Textron Master Retirement Plan.

2.05
If a Participant dies after age 60 and prior to benefit commencement under this Plan, the Participant’s Surviving Spouse will receive an annuity equal to the amount the Spouse would have received assuming the Participant had requested a Joint and 50% Survivor annuity and retired the day before he died.

Article III—Unfunded Plan

3.01
Benefits to be provided under this Plan are unfunded obligations of Textron.  Nothing contained in this Plan shall require Textron to segregate any monies from its general funds, to create any trust, to make any special deposits, or to purchase any policies of insurance with respect to such obligations.  If Textron elects to purchase individual policies of insurance on one or more of the Participants to help finance its obligations under this Plan, such individual policies and the proceeds therefrom shall at all times remain the sole property of Textron and neither the Participants whose lives are insured nor their Beneficiaries shall have any ownership rights in such policies of insurance.

3.02
The Plan is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

3.03	No Participant shall be required or permitted to make contributions to this Plan.

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Article IV—Plan Administration

4.01	(a)
Textron shall be the plan administrator of this Plan and shall be solely responsible for its general administration and interpretation.  Textron shall have all such powers as may be necessary to carry out the respective provisions hereof.  Textron may from time to time establish rules for the administration of this Plan and the transaction of its business.  Subject to Section 4.05, any action by Textron shall be final, conclusive, and binding on each Participant and all persons claiming by, through, or under any Participant.  The Board may exercise Textron’s authority as plan administrator, and the authority to administer the Plan may be delegated as provided in Section 4.02.

(b)
Notwithstanding any provision in this Plan to the contrary, the Organization and Compensation Committee of the Board shall render all decisions under this Plan (including participation, Plan benefits, and benefit distributions) affecting Textron’s Chief Executive Officer.

(c)
Textron (and any person or persons to whom it delegates any of its authority as plan administrator) shall have discretionary authority to determine eligibility for Plan benefits, to construe the terms of the Plan, and to determine all questions arising in the administration of the Plan, and shall make all such determinations and interpretations in a nondiscriminatory manner.

(d)	Notwithstanding any provision to the contrary, no benefit shall be paid to any Participant while employed by Textron.

4.02
The Board may, to the extent permitted by applicable law, make a non-exclusive written delegation of the authority to administer the Plan to a committee of the Board or to one or more officers of Textron.  The Board may, to the extent permitted by applicable law, authorize a committee of the Board or officer of Textron to make a further delegation of the authority to administer the Plan.

4.03
Textron may employ or engage such agents, accountants, actuaries, counsel, other experts, and other persons as it deems necessary or desirable in connection with the interpretation and administration of this Plan.  Textron shall be entitled to rely upon all certifications made by an accountant selected by Textron.  Textron and its committees, officers, directors, and employees shall not be liable for any action taken, suffered, or omitted by them in good faith in reliance upon the advice or opinion of any such agent, accountant, actuary, counsel, or other expert.  All action so taken, suffered, or omitted shall be conclusive upon each of them and upon all other persons interested in this Plan.

4.04	Textron may require proof of death or total disability of any Participant, former Participant or beneficiary and evidence of the right of any person to receive any Plan benefit.

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4.05
Claims under this Plan shall be filed in writing with Textron, and shall be reviewed and resolved pursuant to the claims procedure in Section 4.06 of the Supplemental Retirement Plan for Textron Key Executives.

4.06	Textron shall withhold from benefits paid under this Plan any taxes or other amounts required to be withheld by law.

Article V—Miscellaneous

5.01
Unless a contrary or different meaning is expressly provided, each use in this Plan of the masculine or feminine gender shall include the other and each use of the singular number shall include the plural.

5.02	(a)
Textron shall recognize the right of an alternate payee named in a domestic relations order to receive all or a portion of a Participant’s benefit under the Plan, provided that (1) the domestic relations order would be a “qualified domestic relations order” within the meaning of IRC Section 414(p) of the Code if IRC Section 414(p) were applicable to the Plan (except that the order may require payment to be made to the alternate payee before the Participant’s earliest retirement age), (2) the domestic relations order does not purport to give the alternate payee any right to assets of any Textron Company, and (3) the domestic relations order does not purport to allow the alternate payee to defer payments beyond the date when the benefits assigned to the alternate payee would have been paid to the Participant.

(b)
Except as provided in subsection (a) concerning domestic relations orders, no amount payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance of any kind to the extent that the assignment or other action would cause the amount to be included in the Participant’s gross income or treated as a distribution for federal income tax purposes.  A Participant may, with the written approval of Textron, make an assignment of a benefit for estate planning or similar purposes if the assignment does not cause the amount to be included in the Participant’s gross income or treated as a distribution for federal income tax purposes.  Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit, whether presently or subsequently payable, shall be void unless so approved.  Except as required by law, no benefit payable under this Plan shall in any manner be subject to garnishment, attachment, execution or other legal process, or be liable for or subject to the debts or liability of any Participant, Surviving Spouse, or Beneficiary.

5.03
Notwithstanding any Plan provision to the contrary, the Board shall have the right to amend, modify, suspend, or terminate this Plan at any time by written notification of such action; provided, however, that no amendment, modification, suspension, or termination:

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(a)	Shall reduce an amount payable under Article II before the effective date of the amendment, modification, suspension or termination; or

(b)	Shall be made to Section 5.03 or 5.05 following a Change in Control.

5.04
The Board may, to the extent permitted by applicable law, make a non-exclusive written delegation of the authority to amend the Plan to a committee of the Board or to one or more officers of Textron.  The Board may, to the extent permitted by applicable law, authorize a committee of the Board to make a further delegation of the authority to amend the Plan.

5.05
If after a Change in Control any claim is made or any litigation is brought by a Participant or beneficiary to enforce or interpret any provision contained in this Plan, Textron and the “person” or “group” described in the next following sentence shall be liable, jointly and severally, to indemnify the Participant or beneficiary for the Participant’s or beneficiary’s reasonable attorney’s fees and disbursements incurred in any such claim or litigation and for prejudgment interest at the Bankers Trust Company prime interest rate on any money award or judgment obtained by the Participant or beneficiary.  In the event that the Participant retires or his employment otherwise terminates at any time after a “Change in Control” as defined below, the Participant shall, in lieu of the benefit payable under Article II, receive a benefit equal to the actuarial present value at termination of the benefit the Participant would have received had the Participant terminated employment at age 65, based upon the Participant’s Average Compensation as of the date of her termination.  If the Participant terminates within 24 months after the Change in Control, such benefit shall be paid in a lump sum.  If the Participant terminates more than 24 months after the Change in Control, then the Participant shall be paid in an annuity.  Textron shall select the discount rate and mortality table to be used in determining the actuarial present values.

For purposes of this Plan, a “Change in Control” shall occur if (i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”)) other than Textron, any trustee or other fiduciary holding Textron common stock under an employee benefit plan of Textron or a related company, or any corporation which is owned, directly or indirectly, by the stockholders of Textron in substantially the same proportions as their ownership of Textron common stock, is or becomes (other than by acquisition from Textron or a related company) the “beneficial owner” (as defined in Rule 13d-3 under the Act) of more than 30% of the then outstanding voting stock of Textron, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by Textron’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose

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election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof, or (iii) stockholders of Textron approve a merger or consolidation of Textron with any other corporation, other than a merger or consolidation which would result in the voting securities of Textron outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Textron or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of Textron approve a plan of complete liquidation of Textron or an agreement for the sale or disposition by Textron of all or substantially all of Textron’s assets.

5.06	This Plan shall be construed in accordance with the laws of the State of Delaware.

5.07
Nothing contained in this Plan shall be construed as a contract of employment between any Participant and any Textron Company, or to suggest or create a right in any Participant to be continued in any capacity with, or as an employee of, any Textron Company.

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